EXHIBIT 99.1

SPOTITEARLY, INC.

2025 EQUITY INCENTIVE PLAN

ARTICLE 1
ESTABLISHMENT, PURPOSE, EFFECTIVE DATE, EXPIRATION DATE

1.1ESTABLISHMENT. SpotitEarly, Inc., a Delaware corporation (the “Company”), hereby establishes the SpotitEarly, Inc. Equity Incentive Plan (the “Plan”).

1.2PURPOSE.  The purpose of the Plan is to advance the interests of the Company and its shareholders by enhancing the Company’s ability to attract and retain qualified persons to perform services for the Company, by providing incentives to such persons to put forth maximum efforts for the Company and by rewarding persons who contribute to the achievement of the Company’s economic objectives.  To further these objectives, the Plan provides for the grant of Options, Restricted Stock and Stock Grants.

1.3EFFECTIVE DATE.  The Plan will become effective on the date it is approved by the Company's Board of Directors and its shareholders (the “Effective Date”).

ARTICLE 2
GLOSSARY; CONSTRUCTION

2.1GLOSSARY.  When a word or phrase appears in this Plan document with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in Article 1 or in the attached Glossary, which is incorporated into and is part of the Plan. All of these key terms are listed in the Glossary.  Whenever these key terms are used, they will be given the defined meaning unless a clearly different meaning is required by the context.

2.2CONSTRUCTION.  The masculine gender, where appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the context clearly indicates to the contrary.  If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.

ARTICLE 3
ELIGIBILITY AND PARTICIPATION

3.1GENERAL ELIGIBILITY.  Persons eligible to participate in this Plan include all employees, officers, Directors of, and Consultants to, the Company or any Affiliate. Awards may also be granted to prospective employees or Directors but no portion of any such Award will vest, become exercisable, be issued, or become effective prior to the date on which such individual begins to provide services to the Company or its Affiliates.

3.2ACTUAL PARTICIPATION.  Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards will be granted and will determine the nature and amount of each Award.

ARTICLE 4
ADMINISTRATION

4.1GENERAL.  The Plan shall be administered by the Board or a committee appointed by the Board. All references in the Plan to the “Committee” shall refer to the Committee or Board, as applicable.  The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations as it may deem necessary or advisable to administer the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan.  Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes of the Plan.

4.2COMMITTEE RESPONSIBILITIES.  Subject to the provisions of the Plan, the Committee shall have the authority to: (a) designate the Participants who are entitled to receive Awards under the Plan; (b) determine the types of Awards and the times when Awards will be granted; (c) determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate; (d) determine the terms and conditions of any Award, including, but not limited to, the purchase price or exercise price or base value, the grant price, the period(s) during which such Awards shall be exercisable (whether in whole or in part); (e) any restrictions or limitations on the Award, any schedule for lapse of restrictions or limitations, and vesting terms, accelerations or waivers thereof, based in each case on such considerations as the Committee determines; (f) determine whether, to what extent, and in what circumstances an Award may be settled in, or the exercise price or purchase price of an Award may be paid in cash, Stock, or other Awards, or other property, or whether an Award may be canceled, forfeited, exchanged or surrendered; (g) prescribe the form of each Award Agreement, which need not be the same for each Participant; (h) decide all other matters that must be determined in connection with an Award; (i) interpret the terms of, and determine any matter arising pursuant to, the Plan or any Award Agreement; and (j) make all other decisions or determinations that may be required pursuant to the Plan or an Award Agreement as the Committee deems necessary or advisable to administer the Plan.  The Committee shall also have the authority to modify existing Awards to the extent that such modification is within the power and authority of the Committee as set forth in the Plan.

4.3DECISIONS FINAL.  The Committee shall have the authority to interpret the Plan and subject to the provisions of the Plan, any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties.  No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE 5
SHARES AVAILABLE FOR GRANT

5.1NUMBER OF SHARES.  Subject to adjustment as provided in Section 5.4, the aggregate number of shares of Stock reserved and available for grant pursuant to the Plan shall be 5,000,000.  The shares of Stock delivered pursuant to any Award may consist, in whole or in part, of authorized by unissued Stock, treasury Stock not reserved for any other purposes, or Stock purchased on the open market.

5.2SHARE COUNTING.  The following rules shall apply solely for purposes of determining the number of shares of Stock available for grant under the Plan at any given time:

(a)In the event any Award granted under the Plan is terminated, expired, forfeited, or canceled for any reason, the number of shares of Stock subject to such Award will again be available for grant under the Plan (i.e., any prior charge against the limit set forth in Section 5.1 shall be reversed).

(b)Shares of Stock withheld or otherwise relinquished by a Participant to satisfy a tax withholding obligation arising in connection with an Award will not again become Stock available for grant under the Plan.

(c)If the provisions of this Section 5.2 are inconsistent with the requirements of any regulations issued pursuant to Section 422 of the Code, the provisions of such regulations shall control over the provisions of this Section 5.2, but only as this Section 5.2 relates to Incentive Stock Options.

(d)The Committee may adopt such other reasonable rules and procedures as it deems to be appropriate for determining the number of shares of Stock that are available for grant under Section 5.1.

5.3AWARD LIMITS.  Notwithstanding any other provision in the Plan, and subject to adjustment as provided in Section 5.4:

(a)The maximum number of shares of Stock that may be issued as Incentive Stock Options under the Plan shall be the same numeric limit set forth in Section 5.1.

5.4ADJUSTMENT IN CAPITALIZATION.  In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, liquidation, merger, consolidation, combination, exchange of shares, or other similar corporate change, the Committee shall make a proportionate adjustment in: (a) the number and class of shares of Stock made available for grant pursuant to Section 5.1; (b) the number of shares of Stock set forth in Section 5.3, 11.9, and any other similar numeric limit expressed in the Plan; (c) the number and class of and/or price of shares of Stock subject to then outstanding Awards; or (d) any other terms of an Award that are affected by the event.  Moreover, in the event of such transaction or event, the Committee, in its discretion may provide in substitution for any or all outstanding awards under the Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced.  Any action taken pursuant to this Section 5.4 shall be taken in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, in accordance with the requirements of Section 424(a) of the Code.

5.5REPLACEMENT AWARDS.  In the event of any corporate transaction in which the Company or an Affiliate acquires a corporate entity which, at the time of such transaction, maintains an equity compensation plan pursuant to which awards of stock options, stock appreciation rights, restricted stock, or any other form of equity based compensation are then outstanding (the “Acquired Plan”), the Committee may make Awards to assume, substitute or convert such outstanding awards in such manner as may be determined to be appropriate and equitable by the Committee; provided, however, that the number of shares of Stock subject to any Award shall always be a whole number by rounding any fractional share to the nearest whole share.  Options issued pursuant to this Section 5.5 shall not be subject to the requirement that the exercise price of such Award not be less than the Fair Market Value of Stock on the date the Award is granted.  Shares used in connection with an Award granted in substitution for an award outstanding under an Acquired Plan under this Section 5.5 shall not be counted against the number of shares of Stock available for grant under Section 5.1.

5.6FRACTIONAL SHARES.  No fractional shares of Stock shall be issued pursuant to the Plan.  Unless the Committee specifies otherwise in the Award Agreement, or pursuant to any policy adopted by the Committee, cash will be given in lieu of fractional shares.  In the event of adjustment as provided in Section 5.4 or the issuance of replacement awards as provided in Section 5.5, the total number of shares of Stock subject to any affected Award shall always be a whole number by rounding any fractional share to the nearest whole share.

ARTICLE 6
STOCK OPTIONS

6.1OPTIONS.  Subject to the terms and provisions of the Plan the Committee, at any time and from time to time, may grant Options to one or more Participants upon such terms and conditions and in such amounts, as shall be determined by the Committee.  Options are also subject to the following additional terms and conditions:

(a)Exercise Price.  No Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date. Notwithstanding the foregoing, the Committee may grant an Option with an exercise price per share that is less than 100 percent of the Fair Market Value on the Grant Date to Participants who are not subject to U.S. income tax as of the Grant Date, including pursuant to any sub-plan of the Plan.

(b)Exercise of Option.  Options shall be exercisable at such times and in such manner, and shall be subject to such restrictions or conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

(c)Notice of Exercise. The signing by the Participant, and delivery to the Company (at its principal office), of an exercise notice, in such form as prescribed by the Company, which will include the following: (i) the identity of the Participant, (ii) the number of Options to be exercised per each grant, and (iii) the Exercise Price to be paid (the “Notice of Exercise”). The Committee may require, as specified in the applicable Award Agreement, that the Participant provide any additional documents, forms, or declarations necessary for the Company or its Affiliates to comply with applicable laws. If the Participant fails to timely and properly deliver all such required documentation, the Company shall have the right to withhold the issuance of the shares underlying the Award, and the Participant’s right to receive such shares shall be forfeited without any further obligation or liability on the part of the Company or its Affiliates.

(d)Term of Option.  Each Option shall expire at such time as determined by the Committee; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary the Grant Date.

(e)Vesting Schedule.  Options that are granted on a certain date shall, subject to continued employment with or service to the Company or any of its Affiliates by the Participant, become (i) vested and exercisable, with respect to Options in accordance with the vesting schedule as shall be determined by the Board for each Participant and detailed in the respective Award Agreement. Unless otherwise determined by the Board, in its sole discretion, or except as required by applicable Law, the vesting of Options shall be suspended during any unpaid leave of absence by the Participant, and such

Options shall not continue to vest during such period. Upon the lapse of such period of un-paid leave and subject to return to employment or service by Participant, the vesting shall continue and each of the remaining vesting dates shall be postponed by the number of days of such period of un-paid leave (i.e. shifting the entire remaining vesting schedule and extending it by the number of unpaid leave days). Despite the aforementioned, it is hereby clarified that statutory paid maternity/paternity leave and/or military reserve duty shall not be deemed “unpaid leave of absence” and shall not suspend or postpone the vesting of the Options.

(f)Expenses. All costs and expenses including broker fees and bank commissions, derived from the exercise of the Options or issuance of the underlying shares, shall be borne solely by the Participant.

(g)Repricing of Options.  With the approval of the Board of Directors, (i) an Option may be amended, modified or repriced to reduce the exercise price after the Grant Date, and (ii) an Option also may be surrendered in consideration of a new Option having an exercise price below the exercise price of the Option being surrendered or exchanged.

(h)Non-transferability of Options.  No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, all Options granted to a Participant shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.  Notwithstanding the foregoing, the Committee may, in its discretion, permit the transfer of an Option to a Family Member, trust or partnership, or to a charitable organization, provided that no value or consideration is received by the Participant with respect to such transfer.

6.2INCENTIVE STOCK OPTIONS.  Incentive Stock Options shall be granted only to Participants who are employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 6.2:

(a)Exercise Price.  Subject to Section 6.2(e), the exercise price per share of Stock pursuant to any Incentive Stock Option shall be set by the Committee, provided that the exercise price for any Incentive Stock Option shall not be less than the Fair Market Value of one share of Stock as of the Grant Date.

(b)Term of Incentive Stock Option.  In no event may any Incentive Stock Option be exercisable for more than ten (10) years from the Grant Date.

(c)Lapse of Option.  An Incentive Stock Option shall lapse in the following circumstances:

(1)The Incentive Stock Option shall lapse ten (10) years from the Grant Date, unless an earlier time is set in the Award Agreement;

(2)The Incentive Stock Option shall lapse upon a Termination of Employment for any reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement; and

(3)If the Participant incurs a Termination of Employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of: (a) the scheduled termination date of the Option; or (b) twelve months after the date of the Participant’s Termination of Employment on account of death or Disability.  Upon the Participant’s death or Disability, any Incentive Stock Options exercisable at the Participant’s death or Disability may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(d)Individual Dollar Limitation.  The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(e)Ten Percent Owners.  An Incentive Stock Option may be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five (5) years from the Grant Date.

(f)Right to Exercise.  Except as provided in Section 6.2(c)(iii), an Incentive Stock Option may be exercised only by the Participant during the Participant’s lifetime.

(g)Limitation on Number of Shares Subject to Awards.  In accordance with Section 5.3(a), but subject to adjustment as provided in Section 5.4, the maximum number of shares of Stock that may be issued as Incentive Stock Options under the Plan shall be the same numeric limit set forth in Section 5.1.

ARTICLE 7
RESTRICTED STOCK

7.1RESTRICTED STOCK.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to one or more Participants upon such terms and conditions, and in such amounts, as shall be determined by the Committee. Restricted Stock Awards are also subject to the following additional terms and conditions:

(a)Issuance and Restrictions.  Restricted Stock shall be subject to such conditions and/or restrictions as the Committee may impose (including, without limitation, limitations on transferability, the right to receive dividends, or the right to vote the Restricted Stock), which need not be the same for each grant or for each Participant.  These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as determined by the Committee.

(b)Forfeiture.  Except as otherwise provided in the Award Agreement, upon a Termination of Employment (or Termination of Service in the case of a Consultant or Director) during the applicable period of restriction, Restricted Stock that is at that time subject to restrictions shall be forfeited.

(c)Evidence of Ownership for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine, which may include an appropriate book entry credit on the books of the Company or a duly authorized transfer agent of the Company.  If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 8
CHANGE IN CONTROL

8.1PARTICIPANT CONSENT NOT REQUIRED.  Except as provided in the Delaware General Corporation law, nothing in this Section 10 or any other provision of this Plan is intended to provide any Participant with any right to consent to or object to any transaction that might result in a Change in Control and each provision of this Plan shall be interpreted in a manner consistent with this intent. Similarly, nothing in any provision of this Plan is intended to provide any Participant with any right to consent to or object to any action taken by the Board or Committee in connection with a Change in Control transaction.

ARTICLE 9
OTHER PROVISIONS APPLICABLE TO AWARDS

9.1AWARD AGREEMENTS.  All Awards shall be evidenced by an Award Agreement.  The Award Agreement shall include such terms and provisions as the Committee determines appropriate. The terms of the Award Agreement may vary depending on the type of Award, the employee or classification of the employee to whom the Award is made and such other factors as the Committee deems appropriate.

9.2TERMINATION OF EMPLOYMENT OR SERVICE.  Subject to the provisions of this Plan, the Committee shall determine and set forth in the applicable Award Agreement the extent to which a Participant shall have the right to retain and/or exercise an Award following a Termination of Employment or (Termination of Service in the context of a Consultant or Director).  Such provisions need not be uniform among all types of Awards and may reflect distinctions based on the reasons for such terminations, including, but not limited to, death, Disability, a termination for Cause or reasons relating to the breach or threatened breach of restrictive covenants.

9.2.1If a Participant ceases to be an employee, director, or Consultant of the Company or any of its Affiliates for any reason (“Termination of Employment”) other than death, Retirement, Disability or Cause, then (A) any vested but unexercised Options on the date of Termination of Employment (as shall be determined by the Company, in its sole discretion), may be exercised, if not previously expired, not later than the earlier of (i) 3 months after the date of Termination of Employment, unless otherwise determined by the Committee; or (ii) the Term of the Options.

9.2.2All other unvested Options or Restricted Stocks (that were subject to revesting) shall expire upon the date of Termination of Employment.

9.2.3In the event of Termination of Employment of a Participant for Cause, then (A) the Participant’s right to exercise any unexercised Options, granted to such Participant, whether vested or not on the date of Termination of Employment, shall cease as of such date of Termination of Employment, and the Options shall thereupon expire and (B) the rights to any underlying Shares  or Restricted Stocks shall terminate and expire, and any such shares shall be forfeited by the Company, on the day the Participant is notified of his dismissal or on such earlier date as the Committee may determine, in its sole discretion.

9.2.4If subsequent to the Participant’s Termination of Employment, but prior to the exercise of Options granted to such Participant, the Administrator determines that either prior or subsequent to the Participant’s Termination of Employment, the Participant engaged in conduct which would constitute Cause, then the Participant’s right to exercise the Options granted to such Participant shall immediately cease upon such determination and the Options shall thereupon expire.

9.2.5The determination by the Committee as to the occurrence of Cause shall be final and conclusive for all purposes of this Plan.

9.2.6Death.  If Termination of Employment is by reason of death of the Participant, then (1) his/her estate, personal representative or beneficiaries may exercise the Participant’s Options, to the extent it was vested within the 60th day after the Participant’s death, at any time but not later than the first to occur of: (i) one (1) year following Participant’s death; or (ii) the end of the Term of the Options and (2) any rights upon vested Shares shall be delivered to Participant’s estate, personal representative or beneficiaries but only to the extent it was vested within the 60th day after Participant’s death. All other Options or unvested Shares for the benefit of a Participant and which have not vested within 60 days after the date of Death, shall expire upon the lapse of such period.

9.2.7Disability and Retirement.  If Termination of Employment is by reason of Retirement or Disability of the Participant, then the Participant (1) may exercise any portion of the Options which have vested within 60 days after the date of Retirement or Disability, at any time but not later than the first to occur of: (i) one (1) year after the date of Retirement or Disability, as the case may be; or (ii) the end of the Term of the Options and (2) shall be entitled to any rights upon vested Shares to be delivered to Participant’s estate, personal representative or beneficiaries but only to the extent it was vested within the 60th day after the date of Retirement or Disability.  All other Options or Shares for the benefit of a Participant and which have not vested within 60 days after the date of Disability or Retirement, as the case may be, shall expire upon the lapse of such period, as applicable.

9.2.8Exceptions. In special circumstances, pertaining to the Termination of Employment of a certain Participant, the Committee may in its discretion decide to extend any of the periods stated above in Section 9.2.1-9.2.7. Any and all tax consequence of such extension of such exercise periods, if any, shall be solely borne by the Participant.

9.2.9Transfer of Employment or Services. A Participant’s right to Options or Granted Shares that were granted or issued to him or her under this Plan, shall not be terminated or expire or forfeited, and no Termination of Employment shall be deemed to occur, solely as a result of (i) the fact that the Participant’s employment or service as an employee, director or Consultant changes from the Company to an Affiliate or vice versa; or (ii) a change in Participant’s engagement status between an employee, director or Consultant and vice versa, provided in case of the foregoing clauses (i) and (ii) above, that the Participant has remained continuously employed by and/or in the service of the Company and its Affiliates throughout such period. Any and all tax consequence of such a transfer, if any, shall be solely borne by the Participant.

9.3FORM OF PAYMENT.  Subject to the provisions of this Plan, the Award Agreement and any applicable law, payments or transfers to be made by the Company or any Affiliate on the grant or exercise of any Award shall be made in cash, unless the Committee determines otherwise. The Committee may authorize that any payment or transfer to be made including, without limitation, in cash, Stock, other Awards, or other property, or any combination thereof, and may further determine whether such payment or transfer may be made in a single payment or transfer, in installments, or any combination thereof, in each case in accordance with rules adopted by the Committee and as shall be allowed by any applicable law.  The Committee may also prescribe in the applicable Award Agreement, other methods by which the exercise price of an Option may be paid and the form of payment including, without limitation, any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

9.4LIMITS ON TRANSFER.

(a)General.  Except as provided elsewhere in this Plan, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award) in favor of a spouse or, if applicable, until the expiration of any period during which any restrictions are applicable as determined by the Committee.

(b)Transfer to Family Members.  The Committee shall have the authority to adopt a written policy that is applicable to existing Awards, new Awards, or both, which permits a Participant to transfer Awards during his or her lifetime to any Family Member.  In the event an Award is transferred as permitted by such policy, such transferred Award may not be subsequently transferred by the transferee (other than another transfer meeting the conditions set forth in the policy) except by will or the laws of descent and distribution.  A transferred Award shall continue to be governed by and subject to the terms and limitations of the Plan and relevant Award Agreement, and the transferee shall be entitled to the same rights as the Participant, as if the transfer had not taken place.

9.5BENEFICIARIES.  Notwithstanding Section 11.4(a), a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death, and in accordance with Section 6.2(c)(iii), upon the Participant’s Disability.  A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee.  If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.

9.6EVIDENCE OF OWNERSHIP.  Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates, make any book entry credits, or take any other action to evidence shares of Stock pursuant to the exercise of any Award, unless and until the Company has determined, with advice of counsel, that the issuance and delivery of such certificates, book entry credits, or other evidence of ownership is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded.  All Stock certificates, book entry credits, or other evidence of ownership delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Company deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded.  The Company may place legends on any Stock certificate to reference restrictions applicable to the Stock.  In addition to the terms and conditions provided herein, the Company may require that a Participant make such reasonable covenants, agreements, and representations as the Company, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

9.7CLAWBACK.  Every Award issued pursuant to this Plan is subject to potential forfeiture or recovery to the fullest extent called for by law, any applicable listing standard, or any current or future clawback policy that may be adopted by the Company from time to time.  By accepting an Award, each Participant consents to the potential forfeiture or recovery of his or her Awards pursuant to the Company clawback policy, and agrees to be bound by and comply with the clawback policy and to return the full amount required by the clawback policy.  As a condition to the receipt of any Award, a Participant may be required to execute any requested additional documents consenting to and agreeing to abide by the Company clawback policy as it may be amended from time to time.

ARTICLE 10
AMENDMENT, MODIFICATION, AND TERMINATION

10.1AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN.  The Board may at any time, and from time to time, terminate, amend or modify the Plan; provided however, that any such action of the Board shall be subject to approval of the shareholders to the extent required by law or regulation.  Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee or the CEO the authority to approve non-substantive amendments to the Plan. Except as provided in Section 5.4, neither the Board, the CEO, nor the Committee may, without the approval of the shareholders: (a) reduce the exercise price or base value of any outstanding Award, including any Option; (b) increase the number of shares available under the Plan; (c) grant Options with an exercise price or base value that is below Fair Market Value on the Grant Date; (d) reprice previously granted Options or take any action relative to any Options that would be treated as a repricing; (e) cancel any Option in exchange for cash or any other Award or in exchange for any Option with an exercise price or base value that is less than the exercise price or base value for the original Option; (f) extend the exercise period or term of any Option beyond 10 years from the Grant Date; (g) expand the types of Award available for grant under the Plan; or (h) expand the class of individuals eligible to participant in the Plan.

10.2AWARDS PREVIOUSLY GRANTED.  No amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect in any material way the rights of the holder under any Award previously granted pursuant to the Plan without the prior written consent of the holder of the Award.  Such consent shall not be required if the change: (a) is required by law or regulation; (b) does not adversely affect in any material way the rights of the holder; (c) is required to cause the benefits under the Plan to comply with the requirements of Section 409A of the Code; or (d) is made pursuant to any adjustment described in Section 5.4.

ARTICLE 11
TAX WITHHOLDING

The Company shall have the power to withhold, or require a Participant to remit to the Company, the minimum amount necessary to satisfy federal, state, and local withholding tax requirements on any Award under the Plan. The Company may permit the Participant to satisfy a tax withholding obligation by: (a) directing the Company to withhold shares of Stock to which the Participant is entitled pursuant to the Award in an amount necessary to satisfy the Company’s applicable federal, state, local or foreign income and employment tax withholding obligations with respect to such Participant; (b) tendering previously-owned shares of Stock held by the Participant for six (6) months or longer to satisfy the Company’s applicable federal, state, local, or foreign income and employment tax withholding obligations with respect to the Participant (which holding period may be waived in accordance with Section 6.1(d)); (c) a broker-assisted “cashless” transaction; or (d) personal check or other cash equivalent acceptable to the Company.

ARTICLE 12
INDEMNIFICATION

Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his or her behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise.

ARTICLE 13
GENERAL PROVISIONS

13.1NO RIGHTS TO AWARDS.  No Participant or other person shall have any claim to be granted any Award and neither the Company nor the Committee is obligated to treat Participants and other persons uniformly.

13.2CONTINUED EMPLOYMENT.  Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

13.3FUNDING.  The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan.  Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder.  The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of the Company.

13.4EXPENSES.  The expenses of administering the Plan shall be borne by the Company.

13.5NO SHAREHOLDERS RIGHTS.  No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

13.6TITLES AND HEADINGS.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

13.7SUCCESSORS AND ASSIGNS.  The Plan shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase, or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company’s obligations under the Plan.

13.8SURVIVAL OF PROVISIONS.  The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any Agreement, and any other notices or agreements in connection therewith, shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such shares of Stock.

13.9REQUIREMENTS OF LAW.  The granting of Awards and the issuance of shares and/or cash under the Plan shall be subject to all applicable laws, rules, and regulations as may be required.  The Company shall be under no obligation to register pursuant to the Securities Act of 1933, any of the shares of Stock paid pursuant to the Plan.  If the shares of Stock paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.  The Committee shall impose such restrictions on any Award as it may deem advisable, including without limitation, restrictions under applicable federal securities law, and under any other blue sky or state securities law applicable to such Award.

13.10GOVERNING LAW.  The place of administration of the Plan shall be conclusively deemed to be within the State of Delaware, and the rights and obligations of any and all persons having or claiming to have had an interest under the Plan or any Award Agreement shall be governed by and construed exclusively and solely in accordance with the laws of the State of Delaware without regard to the conflict of law provisions of any jurisdictions.  All parties agree to submit to the jurisdiction of the state and federal courts of Delaware with respect to matters relating to the Plan and agree not to raise or assert the defense that such forum is not convenient for such party.  The Plan is an unfunded performance-based bonus plan for a select group of management or highly compensated employees and is not intended to be either an employee pension or welfare benefit plan subject to ERISA.

13.11SECTION 409A OF THE CODE.

(a)General Compliance.  Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Units Awards, and Stock Unit Awards) may be considered to be “nonqualified deferred compensation” subject to Section 409A of the Code.  If an Award is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and this Plan comply with and meet all of the requirements of Section 409A of the Code or an exception thereto and the Award Agreement shall include such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto.

(b)Prohibition on Acceleration or Deferral.  Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.  If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the specified time period.  In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.

GLOSSARY

(a)“Affiliate” means any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group.  In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3).

(b)“Award” means any Option or Restricted Stock granted to a Participant under the Plan.

(c)“Award Agreement” means any written agreement, contract, or other instrument or document, including an electronic agreement or document, evidencing an Award.

(d)“Board” means the Company’s Board of Directors, as constituted from time to time.

(e)“Cause” means any of the following:

(1)Participant’s commission of, or assistance to or conspiracy with others to commit, fraud, misrepresentation, theft or embezzlement of Company assets;

(2)Participant’s material intentional violations of law or of material Company policies;

(3)Participant’s repeated insubordination or willful failure to substantially perform his or her employment duties or duties as a Director; or

(4)Participant’s willful engagement in conduct that is demonstrably and materially injurious to the Company or any Affiliate.

(f)“CEO” means the Chief Executive Officer of the Company.

(g)“Change in Control” means any of the following:

(1)The sale, lease, exchange or other transfer of all or substantially all of the Company’s assets in one transaction or in a series of related transactions;

(2)any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act) becoming directly or indirectly the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities representing 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at the elections of directors; or

(3)individuals who constitute the Board as of the Effective Date cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising or deemed pursuant hereto to comprise the Board as of the Effective Date (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director) shall be, for purposes of this clause, considered as though such person were a member of the Board as of the Effective Date of the Plan.

(4)For sake of clarity, a “Change in Control” will not be deemed to have occurred for purposes of the Plan until the transaction (or services of transactions) that would otherwise be considered a “Change in Control” closes. The transfer of Stock or assets of the Company in connection with a bankruptcy filing by or against the Company under Title 11 of the United States Code will not be considered to be a “Change in Control” for purposes of this Plan. Notwithstanding the foregoing a “Change in Control” shall not occur for purposes of this Plan in the case of Awards that are subject to the requirements of Section 409A of the Code unless such “Change in Control” constitutes a “change in control event” as defined in Section 409A of the Code and the regulations thereunder.

(h)“Code” means the Internal Revenue Code of 1986, as amended.  All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.

(i)“Committee” except as set forth in Section 4.1, means the Committee appointed by the Board.

(j)“Company” means SpotitEarly, Inc., a Delaware Company.

(k)“Consultant” means a consultant or adviser that provides bona fide services to the Company or an Affiliate as an independent contractor and not as an employee; provided, however that such person may become a Participant in the Plan only if the Consultant: (i) is a natural person, including any individual engaged by an entity providing services to the Company or an Affiliate;  and (ii) does not provide services in connection with the offer or sale of the Company’s securities in a capital-raising transaction and do not promote or maintain a market for the Company’s securities.

(l)“Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.  The permanence and degree of impairment shall be supported by medical evidence. For purposes of an Incentive Stock Option, “Disability” shall have the meaning ascribed to it in Section 22(e)(3) of the Code.

(m)“Effective Date” means the date the Plan is approved by the Board.

(n)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  All references to a section of ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.

(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. All references to the Exchange Act shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Exchange Act.

(p)“Expiration Date” means the tenth (10th) anniversary of the Effective Date.

(q)“Fair Market Value” means, the fair market value of Stock on a particular date determined by the reasonable application of reasonable valuation methods or procedures as may be established from time to time by the Board.  The Board shall use such procedures to determine fair market value in compliance with Section 409A of the Code and the regulations issued thereunder.  Notwithstanding anything in the Plan to the contrary, the Board may not delegate its authority to determine fair market value.

(r)“Family Member” means a Participant’s spouse and any parent, stepparent, grandparent, child, stepchild, or grandchild, including adoptive relationships or a trust or any other entity in which these persons (or the Participant) have more than 50% of the beneficial interest.

(s)“Good Reason” means any of the following:

(1)A material reduction of Participant’s duties, authority or responsibilities, in effect immediately prior to such reduction;

(2)A material reduction of Participant’s then-existing base salary; or

(3)The Company’s decision to relocate a Participant’s principal place of work by more than 50 miles.

(t)“Grant Date” means the date the Committee approves the Award or a date in the future on which the Committee determines the Award will become effective.

(u)“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(v)“Director” means a member of the Company’s Board.

(w)“Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(x)“Option” means a right granted to a Participant under Section 6.  An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(y)“Participant” means a person who has been granted an Award under the Plan.

(z)“Plan” means this SpotitEarly, Inc. Equity Incentive Plan, as amended from time to time.

(aa)“Restricted Stock” means Stock granted to a Participant under Section 7.

(bb)“Retirement” means the termination of a Participant’s employment as a result of his or her reaching the earlier of (i) the age of retirement as defined by applicable law; or (ii) the age of retirement specified in the Participant’s employment agreement.

(cc)“Securities Act” means the Securities Act of 1933, as amended from time to time. All references to the Securities Act shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Securities Act.

(dd)“Separation from Service” is a term that applies only in the context of an Award that the Company concludes is subject to Section 409A of the Code.  In that limited context, the term “Separation from Service” means either: (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is less than 50% of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).  Solely for purposes of determining whether a Participant has a “Separation from Service,” a Participant’s employment relationship is treated as continuing while the Participant is on military leave, medical or sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract).  If the Participant’s period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six (6) month period.  Whether a Termination of Employment has occurred will be determined based on all of the facts and circumstances and in accordance with Section 409A of the Code.

In the case of a Director, Separation from Service means that such member has ceased to be a member of the Board.  Whether an independent contractor consultant has incurred a Separation from Service will be determined in accordance with Treasury Regulation Section 1.409A-1(h).

(ee) “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Section 5.

(ff)“Stock Grant” means a right granted to a Participant under Section 7.

(gg)“Termination of Employment” or Termination of Service” means the cessation of performance of services for the Company.  For this purpose, the transfer of a Participant among the Company and any Affiliate, or transfer from a position as a member of the Board to Employee, shall not be considered a Termination of Service or a Termination of Employment with the Company.  In the context of an Award that is subject to the requirements of Section 409A of the Code, the terms “Termination of Service” and “Termination of Employment” mean a Separation from Service.

ISRAELI SUB-PLAN

TO SPOTITEARLY, INC.

2025 EQUITY INCENTIVE PLAN

1.General

This Israeli Sub-Plan to Spotitearly, Inc. 2025 Equity Incentive Plan (this “Sub-Plan” and the “Plan” respectively) is to be read as a part of the Plan, and the Plan and this Sub-Plan shall be deemed one integrated document.

1.1The provisions of the Plan shall apply to Awards (as defined below) granted under this Sub-Plan, subject to the modifications set forth below.  In the event of any conflict between the Plan and this Sub-Plan, the terms of this Sub-Plan shall govern with respect to Awards granted to Israeli Participants (as defined below).

1.2This Sub-Plan shall only apply to, and modify Awards granted to, Israeli Participants so that such Awards will be governed by the terms of this Sub-Plan and comply with the requirements of the Israeli law, and specifically with the provisions of Section 3(i) and Section 102 of the Ordinance (as defined below).  For the avoidance of doubt, this Sub-Plan shall not modify the Plan with respect to any other category of Participant (as defined in the Plan).

2.Definitions

Unless otherwise defined in this Sub-Plan, all capitalized terms used herein shall have the same meanings given to such terms in the Plan. Capitalized terms used herein that are the plural forms or singular forms of defined terms shall have the corresponding plural or singular meanings of the corresponding defined terms. The following terms shall have the meanings set forth below unless the context requires a different meaning:

“Affiliate” means any “Employing Company” within the meaning of Section 102(a) of the Ordinance.

“102 Award” means an Award granted pursuant to Section 102 of the Ordinance to any person who is an Israeli Employee Participant.

“3(i) Award” means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is an Israeli Non-Employee.

“102 Capital Gains Award” means a Trustee 102 Award elected and designated by the Employing Company to qualify for Capital Gains tax treatment in accordance with the provisions of Section 102(b)(2) or Section 102(b)(3) of the Ordinance.

“102 Ordinary Income Award” means a Trustee 102 Award elected and designated by the Employing Company to qualify for ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

“Award” means any Award granted under the Plan that is required to be settled solely in  shares of Common Stock, unless otherwise approved by the ITA. StockStock“Award Agreement” means an Award Agreement under the Plan all amended and adjusted to Israeli legal requirements or any other document to be signed between the Company and an Israeli Participant, to set out and inform the Israeli Participant with respect to the terms and conditions of the grant of an Award under the Plan and this Sub-Plan and including any document attached to such agreement.

“Capital Gains” means a Trustee 102 Award granted under the capital gains tax treatment in accordance with the provisions of Section 102(b)(2) or Section 102(b)(3) of the Ordinance.

“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

“Date of Grant” means the date the applicable Award was approved by the Board or the Committee unless otherwise determined by the Board or the Committee and set forth in the Israeli Participant Award Agreement.

“Employing Company” means a company as the meaning ascribed to it in Section 102(a) of the Ordinance.

“Exercise Price” means the price for each share of Common Stock subject to an Option.

“Holding Period” means the requisite period prescribed by Section 102 or such other period as may be required by the ITA, with respect to Trustee 102 Awards,  during which Awards or 102 Shares granted or issued by the Company must be held by the Trustee for the benefit of the Israeli Employee Participant.

“Israeli Employee Participant” means an individual employed by an Israeli resident Affiliate or an individual who is serving as a Nose Misra - Office Holder (as such term is defined in the Israeli Companies’ Law, 5759-1999, including directors) of an Israeli resident Affiliate, who is not a Controlling Shareholder prior to the issuance of the relevant Award or as a result thereof.

“Israeli Non-Employee Participant” means a person who is not an Israeli Employee Participant, and inter alia, shall include a consultant, adviser or service provider of an Israeli  Affiliates and a Controlling Shareholder (whether or not an employee of the Company or its Affiliates) of an Israeli Affiliate.

“Israeli Participant” means Israeli Employee Participants and Israeli Non-Employee Participants.

“ITA” means the Israeli Income Tax Authority or any successor agency.

“Non-Trustee 102 Award” means an Award granted to an Israeli Employee Participant pursuant to Section 102(c) of the Ordinance, which is not required to be held in trust by a Trustee.

“Option” means a right granted to a Participant to purchase one share of Common Stock of the Company at a specified exercise price, subject to the terms and conditions set forth in the Plan and the applicable Award Agreement.

“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961 or any successor statute, as amended from time to time.

“Rules” means the Income Tax Rules (Tax Relief in the Issuance of Shares to Employees), 2003.

“Section 102” means Section 102 of the Ordinance and the Rules and any regulations, rules, orders, promulgated thereunder as now in effect or as amended or replaced from time to time.

“Tax” means any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fees, and any related charge or amount (including any fine, penalty, interest, linkage differentials or addition to Tax), imposed, assessed, or collected by or under the authority of any governmental body.

“Trustee” means any person or entity appointed by the Company or its Subsidiaries or Affiliates, as applicable, and approved by the ITA, to serve as a trustee, all in accordance with the provisions of Section 102(a) of the Ordinance, as may be replaced from time to time subject to the provisions of Section 102.

“Trustee 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Israeli Employee Participant.

3.Issuance of Awards

3.1Without derogating from the provisions of the Plan: (i) Israeli Employee Participants may be granted only with 102 Awards; and (ii) Israeli Non-Employee Participants may be granted only with 3(i) Awards.  In each case, such Awards shall be subject to the terms and conditions of the Ordinance and specifically Section 102.

3.2The Employing Company may, pursuant to Section 102, designate 102 Awards granted to Israeli Employee Participants as Non-Trustee 102 Awards or as Trustee 102 Awards.

4.Trustee 102 Awards

4.1Trustee 102 Awards may be granted only to Israeli Employee Participants under this Sub-Plan duly approved and adopted by the Board and as approved by the respective Tax assessing officer within ninety (90) days from its Submission (as defined below) or by the passage of such ninety (90) days.

4.2Trustee 102 Awards shall be classified as either 102 Capital Gains Awards or 102 Ordinary Income Awards, subject to the terms and conditions of Section 102 and the provisions of the Plan and this Sub-Plan.

4.3The Board shall have the right to determine the Employing Company’s Election of the type of Trustee 102 Awards to be granted to Israeli Employee Participants, being either 102 Capital Gains Awards or 102 Ordinary Income Awards (the “Election”). Such Election is to be appropriately filed with the ITA together with the Plan and Sub-Plan in accordance with the provisions of the Ordinance and Section 102 (the: “Submission”). After making an Election, the Company may grant only the type of Trustee 102 Awards it has elected (i.e., 102 Capital Gains Awards or 102 Ordinary Income Awards). The Election shall become effective beginning the first Date of Grant of a Trustee 102 Award under the Plan and Sub-Plan and shall apply to all grants to Israeli Employee Participants of Trustee 102 Awards until such Election is changed pursuant to the provisions of Section 102(g) of the Ordinance. The Employing Company may change such Election only after the passage of at least one year after the end of the year, during which the applicable Employing Company first granted Trustee 102 Awards in accordance with the previous Election. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee 102 Awards or 3(i) Awards. For the avoidance of any doubt, no Trustee 102 Awards may be granted under this Plan to any eligible Israeli Employee Participants, unless and until the Election made by the Employing Company is appropriately filed with the ITA together with the Plan in accordance with the provisions of the Ordinance and Section 102. Notwithstanding the above and for the avoidance of doubt, the Election shall not prevent the Employing Company from granting Non-Trustee 102 Awards under this Sub-Plan either before the Election is filled or simultaneously thereafter.

4.4Trustee 102 Awards may be granted under this Sub-Plan duly adopted and approved by the Board and only after the passage of thirty (30) days following the Submission Notwithstanding the above if within ninety (90) days from Submission, the respective Tax assessing officer notifies the Employing Company and/or the Trustee of his or her decision not to approve the Plan (including this Sub-Plan) or the Trustee, the Awards that were intended to be classified as a Trustee 102 Awards shall be deemed to be Non-Trustee 102 Awards unless otherwise determined by the tax assessing officer.

4.5All Trustee 102 Awards granted and/or issued under the Plan and/or this Sub-Plan and/or any/all 102 Shares (as defined below), and/or any/all other rights resulting from such Trustee 102 Award, including bonus shares or any other shares as a result of any adjustments made under the Plan, shall be deposited with the Trustee and held in trust by the Trustee for the benefit of the Israeli Employee Participant to which such Award was granted all in accordance with the provisions of Section 102. All certificates representing 102 Shares, including bonus shares, shall be issued in the Trustee’s name for the benefit of the Israeli Employee Participant, and be deposited with the Trustee, and  be held by the Trustee until such time that such 102 Shares are released from the trust or with accordance with any instructions of the ITA in this regard. In the event the requirements for Trustee 102 Awards and/or 102 Shares are not met, the Trustee 102 Awards and/or 102 Shares may be regarded as Non-Trustee 102 Award, or as Awards and/or shares of Common Stock of the Company which are not subject to Section 102, all in accordance with the provisions of Section 102.

4.6With respect to 102 Capital Gains Awards and 102 Ordinary Income Awards, such Awards or any shares of Common Stock granted and/or issued upon the vesting and/or exercise thereof (the: “102 Shares”) and all rights resulting from such Awards or shares of Common Stock, including bonus shares, will be held by the Trustee, from the Date of Grant and for at least the end of the applicable Holding Period or such shorter period as approved by the ITA, under the terms set forth in Section 102.

4.7In accordance with Section 102, the Israeli Employee Participant shall not sell, cause the release from trust, or otherwise dispose of, any Trustee 102 Award and/or any 102 Share, or any rights resulting from such Award or Share until, at least, the end of the applicable Lockup Period. Notwithstanding the foregoing but without derogating from the provisions of the Plan and the terms and conditions set forth in the Award Agreement, if any such sale, release, or the disposition occurs during the Holding Period and no authorization or instructions in this regard were received from  ITA allowing such sell, release from the trust or any other disposition without breaching the provisions of Section 102, then the provisions of Section 102 relating to non-compliance with the

Holding  Period will apply and all sanctions and liability under Section 102 shall be borne by the Israeli Employee Participant.

4.8Anything herein to the contrary notwithstanding, the Trustee shall not release any unexercised Trustee 102 Awards, 102 Shares, or any rights thereunder, including bonus shares, resulting from such Trustee 102 Awards or 102 Shares, prior to the full payment of the Exercise Price set to such Award (if applicable) and the Israeli Employee Participant’s tax liability arising from the Trustee 102 Awards granted to him or her.

4.9Upon receipt of a Trustee 102 Award, the Israeli Employee Participant will sign the Award Agreement under which such Participant will sign an undertaking of his/her consent and agreement to the grant of the Award under Section 102, and to undertake to comply with the terms of Section 102 and to be subject to the trust agreement between the Company or its Affiliates and the Trustee, stating, inter alia, that the Trustee will be released from any liability in respect of any action or decision taken or executed in good faith with respect to this Sub-Plan, or any Trustee 102 Award or 102 Share issued to him or her thereunder, or right resulting therefrom, including bonus shares.

4.10Without derogating from the above and/or from the provisions of Section 102, the Company and/or its Affiliate (as applicable) shall have the authority to determine specific procedures and conditions of the trusteeship with the Trustee in a separate agreement between the Company and/or the Affiliate (as applicable) and the Trustee.

5.Non-Trustee 102 Awards

5.1Non-Trustee 102 Awards may be granted only to Israeli Employee Participants.

5.2Non-Trustee 102 Awards that shall be granted pursuant to the Plan may be issued directly to the Israeli Employee Participant or a trustee appointed by the Board in its sole discretion.

5.3In the event that an Israeli Employee Participant was granted with a Non-Trustee 102 Award and thereafter such Israeli Employee Participant’s employment by the Company or its Subsidiaries or Affiliates terminates for any reason, such Israeli Employee Participant will be obligated to provide her or his employer, upon the termination of her or his employment, with security or guarantee to cover any future tax obligation resulting from the grant, exercise or disposition of the Award, the Shares granted and/or issuable upon the vesting or exercise thereof, or any rights resulting therefrom, in a form satisfactory to such employer in such employer’s sole discretion.

6.3(i) Awards

6.1Awards granted pursuant to this Section 6 are intended to constitute 3(i) Awards and are subject to the provisions of Section 3(i) of the Ordinance and the general terms and conditions specified in the Plan and this Sub-Plan.

6.23(i) Awards may be granted to Israeli Non-Employee Participants.

6.33(i) Awards granted pursuant to the Plan may be issued directly to the Israeli Non-Employee Participant or a trustee appointed by the Board in its sole discretion.

6.4Shares pursuant to 3(i) Awards shall not be issued, unless the Israeli Non- Employee Participant delivers to the Company or its Affiliate payment in a form acceptable to the Company or to its Affiliate of all withholding taxes due, if any, on account of the Israeli Participant acquiring Shares under the Option or the Israeli Non- Employee Participant provides other assurance satisfactory to the Company or its Affiliate of the payment of those withholding taxes or provides any certificate issued by the ITA allowing for an exemption from withholding Tax or including any other instructions to the Company or its Affiliate with respect to the withholding of Tax.

7.The Award Agreement

The terms and conditions upon which the Awards shall be issued and exercised shall be as specified in an Award Agreement to be executed pursuant to the Plan and this Sub-Plan. Each Award Agreement shall state, inter alia, the number of shares of Common Stock granted under the Award, the type of Award granted thereunder (whether such Award is a Trustee 102 Award, and if so, whether it is a 102 Capital Gains Award or 102 Ordinary Income Award, or a Non-Trustee 102 Award, or a 3(i) Award), the vesting provisions, the term of the Award, and the Exercise Price, if applicable. Awards may differ in the number of shares covered hereby, the terms and conditions applying to them or on the Israeli Participant or in any other respect (including, that there should not be any expectation (and it is hereby disclaimed)) that a certain treatment, interpretation or position granted to one shall be applied to the other, regardless of whether or not the facts or circumstances are the same or similar).

Fair Market Value For Israeli Tax Purposes.

7.1If the Shares are listed on any established stock exchange or a national market system, the Fair Market Value of the Shares shall be the average closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for a period determined by the Board, in its sole discretion,  prior to the time of determination;

7.2If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the difference between the high bid, and low asked prices for the Shares on the last market trading day prior to the day of determination;

7.3In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined by a reputable third party appraiser appointed by the Board or by any other method determined in good faith by the Board.

7.4Without derogating from the bove and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant of a 102 Capital Gains Award the Company’s Shares are listed on any established stock exchange or a national market system, or if the Company’s shares are registered for trading within ninety (90) days following the Date of Grant of the 102 Capital Gains Award, the fair market value of the shares of Common Stock of the Company at the Date of Grant shall be determined in accordance with the average value of the Company’s shares of Common Stock on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as applicable.

8.Exercise of Awards

Awards shall be exercised (including form of payment) in accordance with the provisions of the Plan and the Award Agreement and in accordance with the requirements of Section 102.

9.Assignability and Sale of Awards

9.1Notwithstanding any other provision of the Plan to the contrary, no Awards, or any right with respect thereto or purchasable thereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect thereto granted to any third party whatsoever, other than by will or by laws of descent and distribution, or as specifically otherwise allowed under the Plan or any other law, without the prior written consent of the Board, and subject to the Ordinance. Any purported assignment, transfer, a grant of collateral, or pledge of Awards, or any right with respect thereto or purchasable thereunder, contrary to the provisions of this Section, directly or indirectly, whether contemplated to be effective immediately or in the future, shall be null and void and cause the applicable Award to expire immediately. During the lifetime of the Israeli Participant, all of such Israeli Participant’s rights to purchase Shares or to otherwise exercise an Award hereunder shall be exercisable only by the Israeli Participant or as otherwise allowed by the law.

9.2Without derogating from the above, for as long as Trustee 102 Awards and/or 102 Shares are held by the Trustee on behalf of the Israeli Employee Participant, all rights of the Israeli Employee Participant with respect to such Awards and Shares shall be personal, and may not be transferred, assigned, pledged or mortgaged, all in accordance with the provisions of Section 102 unless other than by the last will, the laws of descent and distribution, or any other law allowing for such transfer or assignment and after the required taxes and payments have been entirely made or secured.  In the event that such Awards and/or Shares have been transferred by will, laws of descent and distribution, or any other law allowing for such transfer or assignment, the provisions of Section 102 shall continue to apply on the heirs and transferees, respectively.

10.Integration of Section 102 And Tax Assessing Officer’s Permit

10.1With respect to Trustee 102 Awards, the provisions of the Plan, this Sub-Plan and the Award Agreement shall be subject to the provisions of Section 102 and the Tax assessing officer’s permit (to the extent that such permit is required, issued and acceptable to the Company) (the “Permit”), and the provisions of the Permit shall be deemed integrated with, and a part of, the Plan, this Sub-Plan and the Award Agreement.

10.2Any provision of Section 102 and/or the Permit and/or tax ruling(s) and/or guidance issued by which is necessary in order to receive and/or to obtain and/or preserve any tax benefit pursuant to Section 102, which is not expressly specified in the Plan, this Sub-Plan, or the Award Agreement and all acceptable by the Company, shall be deemed to be incorporated into this Sub-Plan and binding upon the Company and the Participants who are Israeli Participants.

10.3The repurchase, clawback or buy back rights if, and to the extent to be implemented under the  Plan shall be subject to and implemented in accordance with the requirements of Section 102, and, if applicable, with the instructions of the ITA and (if required) tax ruling received from the ITA approving such mechanism only.

10.4With respect to Israeli Participants, any determination, interpretation, or construction of any provision of the Plan, including in the event of any ambiguity or uncertainty, shall be made in a manner intended to comply with the requirements of Section 102.

11.Dividends

Without derogating from the provisions of the Plan, an Israeli Participant shall be entitled to receive dividends with respect to shares of Common Stock of the Company granted and/or issued upon the vesting, exercise of his or her Awards (whether such shares are held by the Participant or by the Trustee for his or her benefit), in accordance with the provisions of the Company’s certificate of incorporation (including all amendments thereto), subject to any applicable taxation on distribution of dividends and, when applicable, subject to the provisions of Section 102.

12.Tax Consequences

12.1Any liability for any Tax arising with respect to the Awards and the shares of Common Stock, including, but not limited to, as a result of the grant of Awards, the vesting or exercise of an Award for shares, the receipt of cash, the transfer, waiver, or expiration of Awards or shares or the disposal of shares, shall be borne solely by the Israeli Participants, and in the event of their death, by their estates or heirs.  Neither the Company nor any of its Subsidiaries or Affiliates nor the Trustee shall be required to pay such Taxes, directly or indirectly, nor shall they be required to gross-up such Taxes in the Israeli Participants’ salaries or remuneration. The applicable Tax may be deducted from any cash to be provided to the Israeli Participant or from the proceeds of the disposal of the shares or shall be paid to the Trustee or to the Company or its Subsidiaries or Affiliates by the Israeli Participants at their request, or may be provided via any combination of the above.

12.2The Company, its Subsidiaries or Affiliates, and the Trustee shall be entitled to withhold Taxes according to the requirements of any applicable laws, rules, and regulations, including by withholding Taxes at source.

12.3The Israeli Participants undertake to indemnify the Company, its Subsidiaries or Affiliates and the Trustee, immediately upon their request, for any Tax for which the Israeli Participant is liable under any applicable law, under the Plan or this Sub-Plan, and which was paid by the Company or the Trustee, or which the Company or the Trustee are required to pay. The Company may exercise its right to such indemnification by deducting the Tax subject to indemnification from Participant’s salary or remuneration.

12.4The Board or, when applicable, the Trustee shall not be required to release any Awards, Shares, rights resulting therefrom, including bonus shares, or stock certificates, to an Israeli Participant until all required Tax payments and other payments to be borne by such Israeli Participant have been fully made. In the event that the Company, or its Affiliates, or the Trustee, as applicable, is uncertain as to the sum of the full tax payment due or which is subject to withholding, the Company or the Trustee, as applicable, may refuse to release the Shares until such time as the ITA verifies the sum of the full tax payment which is due, and the Israeli Participant shall not have any claims in connection with such refusal.

12.5The Company and its Subsidiaries and its Affiliates do not undertake or assume any liability or responsibility to the effect that any Award shall qualify with any particular tax regime or rules applying to specific tax treatment, or benefit from any particular tax treatment or tax advantage of any type and subject to the requirements of applicable law. No assurance is made by the Company or any of its Subsidiaries and its Affiliates that any particular tax treatment on the Date of Grant will continue to exist or that the Award would qualify at the time of vesting or exercise or disposition thereof with any particular tax treatment. The Company does not undertake or assume any liability to contest a determination or interpretation (whether written or unwritten) of any tax authorities, including in respect of the qualification under any particular tax regime or rules applying to specific tax treatment. If the Awards do not qualify under any specific tax treatment, it could result in adverse tax consequences to the Israeli Participant.

12.6Notwithstanding any other provision, no Israeli Participant shall have any of the rights of a shareholder with respect to any Shares until the Israeli Participant pays all payments required to be paid with respect to such Shares.

13.Governing Law and Jurisdiction

The Plan and all Awards (and any 102 Share received subsequently following any realization of rights derived from the Awards) granted thereunder are governed by the laws of the State of Delaware as provided in section 13.10 of the Plan, excluding the principles of conflicts of laws thereof; provided, however, that all aspects of the Awards which relate to Section 102, the Israeli Sub - Plan, the trust agreement signed between the Company and/or the Employing Company and the Trustee and/or Section 3(i) of the Ordinance, shall be governed by and interpreted in accordance with the laws of the State of Israel, without giving effect to the principles of the conflicts of laws thereof. All such Awards (and 102 Shares) shall be subject to the laws and requirements of the State of Israel, and the terms and conditions on which each such Award (or 102 Share) is granted are deemed modified to the extent necessary or advisable to comply with the applicable Israeli laws.

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